Exhibit 99.1	Press Release, issued by RadNet, Inc. on March 20, 2013

FOR IMMEDIATE RELEASE

RadNet Announces its Intention to Re-Price its Senior Secured Term Loan and Raise an Additional $40 Million

LOS ANGELES, California, March 20, 2013 –RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 246 owned and operated outpatient imaging centers, today announced that it has begun a process to re-price its existing senior secured term loan under which, as of December 31, 2012, RadNet had approximately $349.1 million aggregate principal amount outstanding.

Additionally, as part of this transaction, RadNet is seeking to raise an additional $40 million under the same senior term loan (“Incremental Term Loan”). Proceeds from the Incremental Term Loan will be used to repay the existing amount outstanding under the revolving credit facility (which at December 31, 2012 was $33 million) and to fund fees, expenses and working capital.

RadNet intends to complete the transaction in April, 2013. However, there can be no assurance that RadNet will be able to complete the transaction on commercially reasonable terms or at all. Any such transaction is subject to market and customary closing conditions.

In connection with the marketing of the proposed re-pricing and Incremental Term Loan, RadNet releases the following reconciliation of trailing twelve month Adjusted EBITDA(1) to trailing twelve month Pro Forma Adjusted EBITDA(1), which incorporates certain adjustments related to events that have taken place within the last twelve months.

($ in Thousands)

Trailing 12 Month Adjusted EBITDA(1) As Reported(2)	$113,602

Pro Forma Adjustment for Acquisitions Completed in the Last 12 Months	9,090
Pro Forma Adjustment for the Buyout of Operating Leases Completed in the Last 12 Months	610
Adjustment for Loss of Business Associated with Hurricane Sandy	3,500
Adjustment for Salary Expense Paid in Q4 in Lieu of Future Salary Increases	1,000
Trailing 12 Month Pro Forma Adjusted EBITDA(1)	$127,802

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period.

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Adjusted EBITDA and Pro Forma Adjusted EBITDA are reconciled to its nearest comparable GAAP financial measure. Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP financial measures used as analytical indicators by RadNet management and the healthcare industry to assess business performance, and are measures of leverage capacity and ability to service debt. Neither Adjusted EBITDA nor Pro Forma Adjusted EBITDA should be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements determined in accordance with GAAP and are therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) For the 12 Month Period Ended December 31, 2012, the following is a reconciliation of GAAP Net Income Attributable to RadNet, Inc. Common Shareholders to Adjusted EBITDA(1):

($ in Thousands)

Net Income Attributable to RadNet, Inc. Common Stockholders	$64,517

Plus Provision for Income Taxes	(59,910)
Plus Other Expenses (Income)	(3,679)
Plus Interest Expense	53,783
Plus Severence Costs	736
Plus Loss (Gain) on Sale of Equipment	456
Plus Depreciation and Amortization	57,740
Pluss Loss (Gain) on Deconsolidation of Joint Venture	(2,777)
Plus Non Cash Employee Stock Compensation	2,736
Trailing 12 Month Adjusted EBITDA(1)	$113,602

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results. The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance. The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters. Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 246 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,000 employees. For more information, visit http://www.radnet.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to RadNet’s intention to re-price its term loan and raise an additional $40 million. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

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